Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND

FINANCIAL STATEMENTS FOR

SOUTHERN TRUST MORTGAGE, LLC

FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

Assurance | Tax | Advisory

SOUTHERN TRUST MORTGAGE, LLC
TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1‐2

FINANCIAL STATEMENTS
Balance Sheets	3
Statements of Operations	4
Statements of Changes in Membersʹ Equity	5
Statements of Cash Flows	6‐7
Notes to Financial Statements	8‐31

Assurance | Tax | Advisory
9605 S. Kingston Ct. Suite 200 Englewood, CO 80112 303‐721‐6131 www.richeymay.com Assurance | Tax | Advisory

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Southern Trust Mortgage, LLC
Virginia Beach, Virginia

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Southern Trust Mortgage, LLC (the Company) as of December 31, 2020 and 2019, and the related statements of operations, changes in membersʹ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively, referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

Richey, May & Co., LLP.

We have served as Southern Trust Mortgage, LLC’s auditor since 2014.

Englewood, Colorado
March 12, 2021

SOUTHERN TRUST MORTGAGE, LLC
BALANCE SHEETS

	December 31,
ASSETS	2020	2019
CURRENT ASSETS
Cash and cash equivalents	$16,100,165	$6,867,905
Restricted cash	1,581,252	360,458
Escrow cash	669,144	313,183
Mortgage loans held for sale, at fair value	143,434,684	100,223,953
Accounts receivable and advances	1,020,842	733,905
Derivative assets	10,199,245	1,932,676
Prepaid expenses and other current assets	499,014	589,023
Loans eligible for repurchase from GNMA	2,338,905	—
Total current assets	175,843,251	111,021,103
OTHER ASSETS
Property and equipment, net	921,652	784,371
Mortgage servicing rights, net	1,694,970	6,750
Mortgage loans held for investment, net	2,081,000	3,308,201
Real estate owned	32,900	122,900
Due from related parties	174,400	393,339
Deposits and other assets	159,986	172,645
Total other assets	5,064,908	4,788,206
TOTAL ASSETS	$180,908,159	$115,809,309
LIABILITIES AND MEMBERSʹ EQUITY
LIABILITIES
Accounts payable and accrued expenses	$7,395,761	$3,527,203
Customer deposits and loan escrows	1,148,034	4,743,419
Warehouse lines of credit	136,087,177	92,052,015
Operating line of credit, related party	—	3,734,308
Derivative liabilities	2,496,602	74,922
Note payable, current portion	2,051,145	—
Liability for loans eligible for repurchase from GNMA	2,338,905	—
Loan indemnification reserve	1,325,068	593,287
Total current liabilities	152,842,692	104,725,154
Note payable, net of current portion	1,647,243	—
Total liabilities	154,489,935	104,725,154
COMMITMENTS AND CONTINGENCIES (Note O)
MEMBERSʹ EQUITY
Preferred interests, $1 par value; 3,304,656 shares authorized, issued and outstanding	3,304,656	3,304,656

Common interests, $0.057 par value; 8,783,212 shares authorized, issued and outstanding	500,000	500,000
Additional paid‐in capital	344,575	344,575
Retained earnings	22,268,993	6,934,924
Total membersʹ equity	26,418,224	11,084,155
TOTAL LIABILITIES AND MEMBERSʹ EQUITY	$180,908,159	$115,809,309

The accompanying notes are an integral part of these financial statements.	3

SOUTHERN TRUST MORTGAGE, LLC
STATEMENTS OF OPERATIONS

	Years Ended December 31,
REVENUE	2020	2019	2018
Gain on sale of mortgage loans held for sale, net of direct costs of $6,528,911, $4,918,604 and $2,873,463, respectively	$107,063,928	$45,726,642	$27,166,592
Loan origination fees	9,341,728	4,871,817	2,693,451
Interest income	4,184,292	3,989,638	2,597,127
Interest expense	(5,045,267)	(5,215,135)	(2,992,447)
Loan servicing fees, net of direct costs of $315,922,$133,809 and $182,345, respectively	382,754	32,235	119,041
Gain on sale of mortgage servicing rights	—	337,865	—
Other income	139,317	53,595	92,000
Total revenue	116,066,752	49,796,657	29,675,764
EXPENSES
Salaries, commissions and benefits	84,080,099	39,032,347	24,557,526
Occupancy, equipment and communication	3,519,608	3,353,159	2,914,415
General and administrative	4,866,432	3,895,578	3,227,331
Provision for loan losses	897,309	551,322	131,557
Depreciation and amortization	275,692	224,550	194,005
Loss on sale of real estate owned	31,607	3,600	—
Amortization and deletions of mortgage servicing rights	167,947	51,590	230,995
Total expenses	93,838,694	47,112,146	31,255,829
NET INCOME (LOSS)	$22,228,058	$2,684,511	$(1,580,065)

The accompanying notes are an integral part of these financial statements.	4

SOUTHERN TRUST MORTGAGE, LLC
STATEMENTS OF CHANGES IN MEMBERSʹ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

					Additional
	Preferred Interests		Common Interests		Paid‐In	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Totals
Balance, December 31, 2017	3,304,656	$3,304,656	8,783,212	$500,000	$344,575	$6,540,436	$10,689,667
Preferred dividends	—	—	—	—	—	(248,892)	(248,892)
Member distributions	—	—	—	—	—	(67,554)	(67,554)
Net loss	—	—	—	—	—	(1,580,065)	(1,580,065)
Balance, December 31, 2018	3,304,656	3,304,656	8,783,212	500,000	344,575	4,643,925	8,793,156
Preferred dividends	—	—	—	—	—	(249,312)	(249,312)
Member distributions	—	—	—	—	—	(144,200)	(144,200)
Net income	—	—	—	—	—	2,684,511	2,684,511
Balance, December 31, 2019	3,304,656	3,304,656	8,783,212	500,000	344,575	6,934,924	11,084,155
Preferred dividends	—	—	—	—	—	(247,039)	(247,039)
Member distributions	—	—	—	—	—	(6,646,950)	(6,646,950)
Net income	—	—	—	—	—	22,228,058	22,228,058
Balance, December 31, 2020	3,304,656	$3,304,656	8,783,212	$500,000	$344,575	$22,268,993	$26,418,224

The accompanying notes are an integral part of these financial statements.	5

SOUTHERN TRUST MORTGAGE, LLC
STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2020	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$22,228,058	$2,684,511	$(1,580,065)
Non‐cash items‐
Provision for loan losses	897,309	551,322	131,557
Depreciation and amortization	275,692	224,550	194,005
Amortization and deletions of mortgage servicing rights	167,947	51,590	230,995
Gain on sale of mortgage loans held for sale, net of direct costs	(107,063,928)	(45,726,642)	(27,166,592)
Gain on sale of mortgage servicing rights	—	(337,865)	—
Loss on sale of real estate owned	31,607	3,600	—
Loss on sale of mortgage loans held for investment	7,809	116,867	13,536
(Increase) decrease in‐
Escrow cash	(355,961)	(72,972)	(33,149)
Proceeds from sale and principal payments on mortgage loans held for sale	2,454,696,861	1,419,984,689	898,918,782
Originations and purchases of mortgage loans held for sale	(2,392,699,831)	(1,410,062,230)	(871,675,334)
Mortgage loans held for investment, net	(698,356)	(1,456,528)	(423,636)
Accounts receivable and advances	(286,937)	(196,024)	103,964
Derivative assets	(8,266,569)	(475,733)	(320,392)
Prepaid expenses and other current assets	90,009	(208,221)	156,922
Deposits and other assets	12,659	(8,232)	(13,732)
Due from related parties	218,939	46,019	(439,358)
Increase (decrease) in‐
Accounts payable and accrued expenses	3,906,866	1,465,591	(167)
Customer deposits and loan escrows	(3,595,385)	1,438,541	2,409,450
Derivative liabilities	2,421,680	(478,516)	477,657
Loan indemnification reserve	(183,882)	(465,205)	(244,619)
Net cash provided by (used in) operating activities	(28,195,413)	(32,920,888)	739,824

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(412,973)	(204,349)	(161,158)
Proceeds from sale of mortgage servicing rights	—	566,157	—
Proceeds from sale of real estate owned	58,393	—	—
Proceeds from sale of mortgage loans held for investment	1,836,102	1,765,519	375,519
Net cash provided by investing activities	1,481,522	2,127,327	214,361

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) under warehouse lines of credit	44,035,162	32,588,987	(3,165,139)
Net borrowings (repayments) under operating line of credit, related party	(3,734,308)	68,204	372,242
Borrowings under note payable	3,698,388	—	—
Preferred dividends	(185,347)	(187,037)	(248,892)
Member distributions	(6,646,950)	(144,200)	(67,554)
Net cash provided by (used in) financing activities	37,166,945	32,325,954	(3,109,343)

The accompanying notes are an integral part of these financial statements.	6

	Years Ended December 31,
	2020	2019	2018
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	10,453,054	1,532,393	(2,155,158)

CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	7,228,363	5,695,970	7,851,128
CASH AND CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$17,681,417	$7,228,363	$5,695,970
SUPPLEMENTAL INFORMATION
Cash paid for interest	$4,996,763	$5,165,733	$2,966,787

Preferred dividends payable	$61,692	$62,275	$62,066

NON‐CASH OPERATING AND INVESTING ACTIVITIES
The Company increased retained mortgage servicing rights in connection with loan sales.	$1,856,167	$15,094	$32,218

The Company recognized loans eligible for repurchase from GNMA and the related liability.	$2,338,905	$—	$—

The Company made a reclassification between loan indemnification reserve and accounts payable and accrued expenses totaling $100,000 during the year ended December 31, 2020.

The Company sold certain mortgage servicing rights for a sales price of $629,063, which was comprised of cash proceeds of $566,157 and a receivable of $62,906 during the year ended December 31, 2019.

The accompanying notes are an integral part of these financial statements.	7

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Southern Trust Mortgage, LLC (the Company) was incorporated in the Commonwealth of Virginia. The Company is primarily engaged in the business of originating, selling and servicing residential mortgage loans through its retail origination channel. The Company maintains its corporate office in Virginia Beach, Virginia, with branch offices in multiple states. The Company is approved as a Title II, non‐supervised direct endorsement mortgagee with the United States Department of Housing and Urban Development (HUD). In addition, the Company is an approved issuer with the Government National Mortgage Association (GNMA), as well as an approved seller and servicer with the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC).

Basis of Accounting

The financial statements of the Company are prepared on the accrual basis of accounting.

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) as codified in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC).

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Consolidation, Variable Interest Entities

The Company sells mortgage loans to FNMA and FHLMC, which are government‐sponsored enterprises. The Company may also issue GNMA securities by pooling eligible mortgage loans through a custodian and assigning rights to the mortgage loans to GNMA. FNMA, FHLMC and GNMA (the Agencies) provide credit enhancements for mortgage loans through certain guarantee provisions. These securitizations involve variable interest entities (VIEs) as the trusts or similar vehicles, by design, that either (1) lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, or (2) have equity investors that do not have the ability to make significant decisions relating to the entity’s operations through voting rights, or do not have the obligation to absorb the expected losses, or do not have the right to receive the residual returns of the entity.

8

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.    ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation, Variable Interest Entities (Continued)

The primary beneficiary of a VIE (i.e., the party that has a controlling financial interest) is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party that has both (1)  the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company may retain the right to service mortgage loans sold or securitized by the Agencies. Due to the significant influence of the Agencies over the VIEs that hold the assets from mortgage loan securitizations, principally through their rights and responsibilities as master servicer, the Company is not the primary beneficiary of the VIEs and therefore the VIEs are not consolidated.

The Company performs on‐going reassessments of (1) whether entities previously evaluated under the majority voting‐interest framework have become VIEs, based on certain events, and therefore become subject to the VIE consolidation framework; and (2) whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation determination to change.

Cash and Cash Equivalents

For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company has diversified its credit risk for cash by maintaining deposits in several financial institutions, which may at times exceed amounts covered by insurance from the Federal Deposit Insurance Corporation. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk related to cash and cash equivalents.

Restricted Cash

The Company maintains certain cash balances that are restricted under warehouse agreements and broker margin accounts associated with its derivative instruments.

Mortgage Loans Held for Sale and Revenue Recognition

Mortgage loans held for sale are carried at fair value under the fair value option with changes in fair value recorded in gain on sale of mortgage loans held for sale on the statements of operations. The fair value of mortgage loans held for sale committed to investors is calculated using observable market information such as the investor purchase commitment, assignment of trade or other mandatory delivery commitment prices. The Company bases loans committed to Agency investors based on the Agency’s quoted mortgage backed security (MBS) prices. The fair value of mortgage loans held for sale not committed to investors is based on quoted best execution secondary market prices. If no such quoted price exists, the fair value is determined using quoted prices for a similar asset or assets, such as MBS prices, adjusted for the specific attributes of that loan, which would be used by other market participants.

9

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Loans Held for Sale and Revenue Recognition (Continued)

Gains and losses from the sale of mortgage loans held for sale are recognized based upon the difference between the sales proceeds and carrying value of the related loans upon sale and are recorded in gain on sale of mortgage loans held for sale on the statements of operations. Sales proceeds reflect the cash received from investors through the sale of the loan and servicing release premium. If the related mortgage servicing right (MSR) is sold servicing retained, the MSR addition is recorded in gain on sale of mortgage loans held for sale on the statements of operations. Gain on sale of mortgage loans held for sale also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans held for sale and the realized and unrealized gains and losses from derivative instruments.

Mortgage loans held for sale are considered sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through either an agreement that both entitles and obligates the Company to repurchase or redeem the transferred assets before their maturity or the ability to unilaterally cause the holder to return specific assets. The Company typically considers the above criteria to have been met upon acceptance and receipt of sales proceeds from the purchaser.

Mortgage Loans Held for Investment, Net

Mortgage loans held for investment for which management has the intent and ability to hold for the foreseeable future or to maturity are carried at amortized cost reduced by a valuation allowance for estimated credit losses. Mortgage loans transferred from the held for sale category are transferred at the lower of cost or fair value, which becomes the new cost basis in the loans.

Loan Origination Fees

Loan origination fees represent revenue earned from originating mortgage loans. Loan origination fees generally represent a flat per‐loan fee amount based on a percentage of the original principal loan balance and are recognized as revenue at the time the mortgage loans are funded. Loan origination expenses are charged to operations as incurred.

Interest Income

Interest income on mortgage loans held for sale is recognized for the period from loan funding to sale based upon the principal balance outstanding and contractual interest rates. Revenue recognition is discontinued when loans become 90 days delinquent, or when, in management’s opinion, the recovery of principal and interest becomes doubtful and the mortgage loans held for sale are put on nonaccrual status.

10

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

FASB ASC 606, Revenue from Contracts with Customers (ASC 606), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. The majority of the Company’s revenue generating transactions are not subject to ASC 606, including revenue generated from financial instruments, such as the Company’s mortgage loans and derivatives, as well as revenue related to the Company’s mortgage servicing activities.

Loan Servicing Fees and Expenses

Loan servicing fees represent revenue earned for servicing loans for various investors. Loan servicing fees are based on a contractual percentage of the outstanding unpaid principal balance and are recognized into revenue as the related mortgage payments are received. Loan servicing expenses are charged to operations as incurred.

Servicing Advances

Servicing advances represent escrows advanced by the Company on behalf of borrowers and investors to cover delinquent balances for property taxes, insurance premiums and other out‐of‐ pocket costs. Servicing advances are made in accordance with the servicing agreements and are recoverable upon collection of future borrower payments, sale of loan collateral, reimbursement by investor, or mortgage insurance claims. The Company periodically reviews servicing advances for collectability and establishes a valuation allowance for estimated uncollectible amounts. No allowance has been recorded as of December 31, 2020 and 2019, as management has determined that all amounts are fully collectible.

11

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment, Net

Property and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets. The following is a summary of property and equipment at December 31:

	Useful lives (years)	2020	2019
Property and equipment, at cost
Equipment	3‐7	$1,234,632	$1,010,207
Furniture and fixtures	3‐7	878,603	715,241
Software	3‐5	180,187	180,187
Leasehold improvements	(a)	105,065	79,879
Total property and equipment, at cost		2,398,487	1,985,514
Accumulated depreciation and amortization
Equipment		(801,417)	(608,190)
Furniture and fixtures		(507,803)	(430,232)
Software		(122,075)	(121,747)
Leasehold improvements		(45,540)	(40,974)
Total accumulated depreciation and amortization		(1,476,835)	(1,201,143)
Total property and equipment, net		$921,652	$784,371

(a)    Amortized over the shorter of the related lease term or the estimated useful life of the assets.

The Company periodically assesses property and equipment for impairment whenever events or circumstances indicate the carrying amount of an asset may exceed its fair value. If property and equipment is considered impaired, the impairment losses will be recorded on the statements of operations. The Company did not recognize any impairment losses during the years ended December 31, 2020, 2019 and 2018.

12

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Derivative Instruments

The Company holds and issues derivative financial instruments such as interest rate lock commitments (IRLCs) and forward sale commitments. IRLCs are subject to price risk primarily related to fluctuations in market interest rates. To hedge the interest rate risk on mandatory IRLCs, the Company uses forward sale commitments, such as to‐be‐announced securities or mandatory delivery commitments with investors. Management expects these forward sale commitments to experience changes in fair value opposite to the changes in fair value of the IRLCs, thereby reducing earnings volatility. Forward sale commitments are also used to hedge the interest rate risk on mortgage loans held for sale that are not committed to investors and still subject to price risk. If the mandatory delivery commitments are not fulfilled, the Company pays a pair‐off fee. Best effort forward sale commitments are also executed with investors, whereby certain loans are locked with a borrower and simultaneously committed to an investor at a fixed price. If the best effort IRLC does not fund, the Company has no obligation to fulfill the investor commitment.

The Company considers various factors and strategies in determining what portion of the IRLCs and uncommitted mortgage loans held for sale to economically hedge. FASB ASC 815‐25, Derivatives and Hedging, requires that all derivative instruments be recognized as assets or liabilities on the balance sheets at their fair value. Changes in the fair value of the derivative instruments and gains and losses resulting from pairing‐out of forward sale commitments are recognized in gain on sale of mortgage loans held for sale on the statements of operations in the period in which they occur. The Company accounts for all derivative instruments as free‐standing derivative instruments and does not designate any for hedge accounting.

Mortgage Servicing Rights and Revenue Recognition

FASB ASC 860‐50, Transfers and Servicing, requires that MSRs be initially recorded at fair value at the time the underlying loans are sold. To determine the fair value of the MSR created, the Company uses a valuation model, along with currently available market information including rate sheets from aggregators, that calculates the net present value of future cash flows. The valuation model incorporates assumptions that market participants would use in estimating future net servicing revenue, including the estimated discount rate, estimated prepayment speeds, the cost of servicing, estimated delinquencies, contractual service fees, ancillary income and late fees, float value, the inflation rate, and default rates. The credit quality and stated interest rates of the forward loans underlying the MSRs affects the assumptions used in the cash flow models. MSRs are not actively traded in open markets; accordingly, considerable judgment is required to estimate their fair value, and changes in these estimates could materially change the estimated fair value. The Company receives a monthly fixed servicing fee based on the outstanding principal balances of the mortgage loans, which is collected from investors.

13

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Mortgage Servicing Rights and Revenue Recognition (Continued)

After initially recording the MSRs at fair value, the Company subsequently amortizes the MSRs over the estimated economic life of the related mortgage loans in proportion to the estimated future net servicing revenue. The net capitalized cost of MSRs is periodically evaluated to determine if the amortized cost of MSRs is in excess of their estimated fair value. For this purpose, the Company stratifies its MSRs based on loan term, interest rate and product type, with estimates of remaining loan lives and prepayment rates being incorporated into the model. When impairment is identified due to the MSR asset’s amortized book value exceeding its fair value, management records a valuation allowance. Valuation allowances are recorded as a reduction to the MSRs on the balance sheets.

Any impairment of the amortized cost of MSRs is assessed based on their fair value at each reporting date using estimated prepayment speeds of the underlying mortgage loans serviced and stratification based on risk characteristics of the underlying loans (predominantly interest rates). As interest rates decrease, mortgage refinancing activity may increase, resulting in higher prepayment speeds of the loans underlying MSRs, which may result in a reduction of the MSRs’ fair value. Such fair value adjustment may require an additional valuation allowance being charged to earnings, to the extent that the amortized cost of the MSR exceeds the estimated fair value from stratification. Conversely, as mortgage interest rates rise, prepayment speeds are usually slower and the value of the MSR asset generally increases, requiring less valuation allowance. If it is later determined that all or a portion of the temporary impairment no longer exists for a stratification, the valuation allowance is reduced through a recovery to earnings. An other‐than‐temporary impairment (i.e. recoverability is considered remote when considering interest rates and loan pay‐off activity) is recognized as a write‐down of the MSR asset and the related valuation allowance. A direct write‐down permanently reduces the carrying value of the MSR asset and valuation allowance, precluding subsequent recoveries.

The key unobservable inputs used in determining the fair value of MSRs when they are initially recorded were as follows for the year ended December 31, 2020:

Inputs
Discount rates	11.00% ‐ 11.26%
Annual prepayment speeds	15.39% ‐ 21.40%
Average cost of servicing	$85

The Company’s MSR portfolio was de minimus at December 31, 2019, therefore, certain disclosures pertaining to 2019 were omitted from the notes to the financial statements.

14

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Sale of Mortgage Servicing Rights

A transfer of servicing rights related to loans previously sold qualifies as a sale at the date on which title passes, if substantially all risks and rewards of ownership have irrevocably passed to the transferee and any protection provisions retained by the transferor are minor and can be reasonably estimated. In addition, if a sale is recognized and only minor protection provisions exist, a liability should be accrued for the estimated obligation associated with those provisions.

Loans in Forbearance and Eligible for Repurchase from GNMA

When the Company has the unilateral right to repurchase GNMA pool loans it has previously sold (generally loans that are more than 90 days past due) and the Company has determined there is more than a trivial benefit to repurchase the loans, the Company records its right to the loan on its balance sheets as an asset and corresponding liability. The recognition of previously sold mortgage loans does not impact the accounting for the previously recognized MSRs. At December 31, 2020, delinquent or defaulted mortgage loans currently in GNMA pools that the Company has recognized on its balance sheets totaled $2,338,905. The Company had no delinquent or defaulted mortgage loans in GNMA pools at December 31, 2019. Loans with borrowers that have entered into a forbearance plan under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) have an unpaid principal balance of approximately $7,041,000 or 1.36% of the MSR portfolio at December 31, 2020, of which approximately $2,339,000 and 0.45% of the MSR portfolio is greater than 90 days delinquent. There were no actual repurchases of GNMA delinquent or defaulted mortgage loans during the year ended December 31, 2020. The Company repurchased $503,131 and $750,392 of GNMA delinquent or defaulted mortgage loans during the years ended December 31, 2019 and 2018, respectively, with the intention to modify their terms and include the loans in new GNMA pools.

Real Estate Owned

Real estate owned is initially recorded at the estimated fair value at the date of foreclosure of the underlying delinquent mortgage loan, which becomes the new cost basis in the real estate owned. The fair value of real estate owned is determined, when possible, using observable market data, including recent real estate appraisals and broker price opinions. Costs incurred in managing and maintaining foreclosed real estate and subsequent declines in fair value are charged to operations as incurred and are included in general and administrative on the statements of operations. The Company periodically assesses real estate owned for impairment whenever events or circumstances indicate the carrying amount of the assets may exceed their fair value. If real estate owned is considered impaired, the impairment losses will be recorded on the statements of operations.

15

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan Indemnification Reserve

Loans sold to investors by the Company and which met investor and Agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting standards were not met. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans. The Company has established a reserve for potential losses related to these representations and warranties. In assessing the adequacy of the reserve, management evaluates various factors including actual write‐offs during the period, historical loss experience, known delinquent and other problem loans, and economic trends and conditions in the industry. Actual losses incurred are reflected as write‐offs against the loan indemnification reserve.

The activity in the loan indemnification reserve for mortgage loans held for sale is as follows for the years ended December 31:

	2020	2019	2018
Balance, beginning of year	$593,287	$532,071	$645,761
Provision for loan losses	815,663	526,421	130,929
Reclassification of provision	100,000	—	—
Loans written‐off, net of recoveries	(183,882)	(465,205)	(244,619)
Balance, end of year	$1,325,068	$593,287	$532,071

Because of the uncertainty in the various estimates underlying the loan indemnification reserve, there is a range of losses in excess of the recorded loan indemnification reserve that is reasonably possible. The estimate of the range of possible loss for representations and warranties does not represent a probable loss and is based on current available information, significant judgment, and a number of assumptions that are subject to change.

Valuation Allowance on Mortgage Loans Held for Investment, Net

The Company periodically evaluates the carrying value of mortgage loans held for investment in excess of fair value and establishes a valuation allowance for potential losses. In assessing the adequacy of the valuation allowance, management evaluates various factors on a loan level basis, including the probability of not being able to collect payments based on the contractual terms of the mortgage, the estimated fair value of the underlying collateral and probable losses inherent to the loan portfolio. Additions to and recovery of the valuation allowance are reflected in the provision for loan losses on the statements of operations.

16

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Valuation Allowance on Mortgage Loans Held for Investment, Net (Continued)

The activity in the valuation allowance for mortgage loans held for investment is as follows for the years ended December 31:

	2020	2019	2018
Balance, beginning of year	$59,184	$44,900	$48,845
Provision for loan losses	81,646	24,901	628
Loans written‐off, net of recoveries	(51,395)	(10,617)	(4,573)
Balance, end of year	$89,435	$59,184	$44,900

Because of the uncertainty in the various estimates underlying the valuation allowance, there is a range of losses in excess of the recorded valuation allowance that is reasonably possible. The estimate of the range of possible loss does not represent a probable loss and is based on current available information, significant judgment and a number of assumptions that are subject to change.

Escrow and Fiduciary Funds

The Company maintains segregated bank accounts for escrow balances in trust for investors for mortgagors. The balances of these accounts amounted to $2,178,678 and $19,845 at December 31, 2020 and 2019, respectively, and are excluded from the balance sheets.

Advertising and Marketing

Advertising and marketing is expensed as incurred and amounted to $1,220,661, $1,221,637 and $905,831 for the years ended December 31, 2020, 2019 and 2018, respectively, and are included in general and administrative on the statements of operations.

Income Taxes

The Company has elected to be taxed as a partnership under the Internal Revenue Code. Accordingly, no federal income tax provision and state income taxes, to the extent possible, have been recorded in the financial statements, as all items of income and expense generated by the Company are reported on the members’ income tax returns. The Company has no federal or state tax examinations in process as of December 31, 2020.

Risks and Uncertainties

In the normal course of business, companies in the mortgage banking industry encounter certain economic and regulatory risks. Economic risks include interest rate risk and credit risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans held for sale not committed to investors and commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which loans are being held for sale or serviced by the Company.

17

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Risks and Uncertainties (Continued)

The Company sells loans to investors without recourse. As such, the investors have assumed the risk of loss or default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay‐off within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.

The Company’s business requires substantial cash to support its operating activities. As a result, the Company is dependent on its warehouse lines of credit, and other financing facilities in order to finance its continued operations. If the Company’s principal lenders decided to terminate or not to renew any of these financing facilities with the Company, the loss of borrowing capacity could have a material adverse impact on the Company’s financial statements unless the Company found a suitable alternative source.

The recent global outbreak of COVID‐19 has disrupted economic markets, and the prolonged economic impact is uncertain. The operational and financial performance of the Company depends on future developments, including the duration and spread of the outbreak, and such uncertainty may have an adverse impact on the Company’s financial performance.

Recently Issued Accounting Pronouncements

Future Adoption of New Accounting Pronouncements

In February 2016, FASB issued Accounting Standards Update (ASU) No. 2016‐02, Leases (ASU 2016‐ 02), which requires recognition of right‐of‐use assets and lease liabilities by lessees for all leases with a term greater than 12 months and to provide enhanced disclosures. ASU 2016‐02 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted.

Adoption of Recent Accounting Pronouncements

In May 2014, the FASB issued new revenue recognition guidance that supersedes most industry‐ specific guidance but does exclude financial instruments. The Company adopted the guidance beginning January 1, 2018 and concluded that its revenue streams are not within the scope of the standard because the standard does not apply to revenue on contracts accounted for under the transfers and servicing of financial assets or financial instrument standards. Therefore, the revenue recognition for these contracts remained unchanged.

In January 2016, the FASB issued an ASU that amends the guidance on the classification and measurement of financial instruments. Among other things, the ASU amends certain disclosure requirements associated with the fair value of financial instruments. This Company adopted the guidance beginning January 1, 2018. The adoption did not have a significant impact on the Company’s financial statements.

18

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

A.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements (Continued)

Adoption of Recent Accounting Pronouncements (Continued)

In June 2016, the FASB issued ASU 2016‐13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost including receivables. The ASU requires measurement and recognition of expected versus incurred credit losses using a lifetime credit loss measurement approach. Significantly all of the Company’s financial assets are measured at fair value and are therefore not subject to the guidance; however, the Company determined that receivables and GNMA early buyout loans are within the scope of the ASU. GNMA early buyout loans are insured by the FHA or guaranteed by the Department of Veterans Affairs (VA) which limits the Company’s exposure to potential credit‐ related losses to an immaterial amount. Further, the estimated credit‐related losses of the Company’s receivables are also immaterial due to the short‐term nature of the assets. Servicing advances are generally expected to be fully reimbursed under the terms of the servicing agreements. The Company adopted the guidance beginning January 1, 2020. The adoption did not have a significant impact on the Company’s financial statements.

In August 2018, the FASB issued an ASU that further removes, modifies or adds certain disclosure requirements for fair value measurements. The Company adopted the guidance beginning January 1, 2020. The adoption did not have a significant impact on the Company’s financial statements.

B.   MORTGAGE LOANS HELD FOR SALE, AT FAIR VALUE

Mortgage loans held for sale are as follows at December 31:

	2020	2019
Mortgage loans held for sale	$136,912,023	$96,137,616
Mortgage loans held for sale (greater than 90 days outstanding)	—	669,026
Fair value adjustment	6,522,661	3,417,311
	$143,434,684	$100,223,953

19

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

C.   MORTGAGE LOANS HELD FOR INVESTMENT, NET

The following summarizes mortgage loans held for investment, net at December 31:

	2020	2019
Mortgage loans held for investment	$2,170,435	$3,367,385
Valuation allowance	(89,435)	(59,184)
	$2,081,000	$3,308,201

D.   ACCOUNTS RECEIVABLE AND ADVANCES

The following summarizes accounts receivable and advances at December 31:

	2020	2019
Loan sales receivable	$149,347	$364,407
Due from borrower	43,885	118,483
Servicing advances	99,570	54,888
MSR co‐issue receivable	728,040	196,127
	$1,020,842	$733,905

The Company periodically evaluates the carrying value of accounts receivable and advance balances with delinquent balances written‐off based on specific credit evaluations and circumstances of the debtor. No allowance for doubtful accounts has been established at December 31, 2020 and 2019, as management has determined that all amounts are fully collectible.

The Company issued two notes receivable to an employee totaling $218,000 during the year ended December 31, 2019. The notes receivable bear interest at 5.00% per annum with principal and unpaid interest payable on the fifth anniversary of each note receivable. The Company will forgive 20% of the principal and interest every 12 months after the effective date of each note receivable, provided the employee meets certain conditions related to continued employment and minimum annual loan origination. The notes receivable totaled $174,400 and $218,000 at December 31, 2020 and 2019, respectively, which are included in due from related parties on the balance sheets.

E.   DERIVATIVE INSTRUMENTS

The Company enters into IRLCs to originate residential mortgage loans held for sale, at specified interest rates and within a specified period of time (generally between 30 and 90 days), with borrowers who have applied for a loan and have met certain credit and underwriting criteria. The IRLCs are adjusted for estimated costs to originate the loan as well as the probability that the mortgage loan will fund within the terms of the IRLC (the pullthrough rate). Estimated costs to originate include loan officer commissions and overrides. The pullthrough rate is estimated on changes in market conditions, loan stage, and actual borrower behavior using a historical analysis of IRLC closing rates. The Company obtains an analysis from an independent third party on a monthly basis to support the reasonableness of the pullthrough estimate.

20

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

E.   DERIVATIVE INSTRUMENTS (Continued)

The key unobservable inputs used in determining the fair value of IRLCs are as follows for the years ended December 31:

	2020	2019	2018
Pullthrough rates	81.92% ‐ 88.35%	86.60% ‐ 88.98%	87.50% ‐ 89.67%
Average cost to originate	1.20%	1.20%	1.15%

The following summarizes derivative instruments at December 31:

	2020			2019
	Fair Value	Notional Amount		Fair Value	Notional Amount
IRLCs:
Mandatory	$9,945,416	$254,186,000	(b)	$1,702,564	$60,814,000	(b)
Best efforts	253,829	$27,329,000	(b)	230,112	$25,413,000	(b)
MBSs	(2,496,602)	$326,000,000		(74,922)	$71,000,000
Total	$7,702,643			$1,857,754

(b)    Pullthrough rate adjusted

The notional amounts of mortgage loans held for sale not committed to investors amounted to approximately $105,819,000 and $17,514,000 at December 31, 2020 and 2019, respectively.

The Company has exposure to credit loss in the event of contractual non‐performance by its trading counterparties in derivative instruments that the Company uses in its rate risk management activities. The Company manages this credit risk by selecting only counterparties that the Company believes to be financially strong, spreading the risk among multiple counterparties, by placing contractual limits on the amount of unsecured credit extended to any single counterparty and by entering into netting agreements with counterparties, as appropriate.

21

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

F.   MORTGAGE SERVICING RIGHTS

The following summarizes the activity of MSRs for the years ended December 31:

	2020	2019	2018
Balance, beginning of year	$6,750	$303,194	$501,971
Additions due to loans sold servicing retained	1,856,167	15,094	32,218
Deletions due to sale of MSRs	—	(259,948)	—
Deletions due to loan payoffs	(17,151)	(19,787)	(33,061)
Amortization expense	(150,796)	(31,803)	(197,934)
Balance, end of year	$1,694,970	$6,750	$303,194

At December 31, 2020 and 2019, the unpaid principal balance of mortgage loans serviced approximated $517,842,000 and $4,476,000, respectively. Conforming conventional loans serviced by the Company are sold to FNMA and FHLMC on a non‐recourse basis, whereby foreclosure losses are generally the responsibility of FNMA and FHLMC, and not the Company. The government loans serviced by the Company are secured through GNMA, whereby the Company is insured against loss by the Federal Housing Administration or partially guaranteed against loss by the VA.

The key unobservable inputs used in determining the fair value of the Company’s MSRs are as follows at December 31, 2020:

Inputs
Discount rates	11.00% ‐ 11.24%
Annual prepayment speeds	15.52% ‐ 21.40%
Average cost of servicing	$85

The hypothetical effect of an adverse change in these key unobservable inputs would result in a decrease in fair value as follows at December 31, 2020:

Amounts
Discount rates:
Effect on value ‐ 1% adverse change	$(139,594)
Effect on value ‐ 2% adverse change	$(270,488)

Prepayment speeds:
Effect on value ‐ 5% adverse change	$(153,468)
Effect on value ‐ 10% adverse change	$(299,990)

Cost of servicing:
Effect on value ‐ 5% adverse change	$(28,738)
Effect on value ‐ 10% adverse change	$(57,477)

22

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

F.   MORTGAGE SERVICING RIGHTS (Continued)

These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in key unobservable inputs. For example, actual prepayment experience may differ and any difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in inputs generally cannot be extrapolated because the relationship of the change in input to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular input on the fair value of the MSRs is calculated without changing any other input; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and inputs made as of a particular point in time. Those inputs may not be appropriate if they are applied to a different point in time.

Sale of Mortgage Servicing Rights

During the year ended December 31, 2019, the Company sold the majority of its MSR portfolio with an unpaid principal balance of approximately $75,280,000 for a net sales price of $597,813, which includes the gross sales prices of $629,063 less $31,250 for transactional expenses. The Company recognized a gain on sale of $337,865 which is recorded in gain on sale of mortgage servicing rights on the statements of operations. In addition, the Company recorded a receivable totaling $62,906, at December 31, 2019, related to the sale, which is due when all of the complete mortgage files have been received by the purchaser. The Company performed temporary sub‐servicing activities with respect to the underlying loans through the established transfer date, for which the Company earned a fee and is also entitled to certain other ancillary income amounts.

23

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

G.   WAREHOUSE LINES OF CREDIT AGREEMENTS

The Company has the following warehouse lines of credit (WHLOC) agreements with various financial institutions at December 31:

Facility				Restricted	Outstanding Balance
Type	Maturity	Line Amount	Interest Rate	Cash	2020	2019
WHLOC	N/A	$10,000,000	LIBOR plus 2.75%, with a floor rate of 3.25%	$100,000	$—	$—
WHLOC*	January 2022	$40,000,000	LIBOR plus 2.25%, with a floor rate of 3.25%	—	30,757,899	23,007,825
WHLOC	N/A	$90,000,000	LIBOR plus 2.90%, with a floor rate of 3.25%	586,643	58,664,259	25,123,038
WHLOC	August 2021	$50,000,000	LIBOR plus 2.75% ‐ 3.25%, with a LIBOR floor rate of 1.00%	—	25,009,964	14,776,973
WHLOC	June 2021	$75,000,000	LIBOR plus 2.65%, with a LIBOR floor rate of 0.50%	—	21,655,055	29,144,179
				$686,643	$136,087,177	$92,052,015

*    The WHLOC is with a related party.

As of December 31, 2020 and 2019, the Company had mortgage loans held for sale pledged as collateral under the above WHLOC agreements, with the lines being personally guaranteed by the members. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquid assets, maximum debt to net worth ratio, positive net income, and minimum fidelity bond and errors and omissions coverage, as defined in the agreements. The Company was in compliance with all significant debt covenants at December 31, 2020. The Company intends to renew the WHLOCs when they mature.

H.   OPERATING LINE OF CREDIT AGREEMENT, RELATED PARTY

The Company had a $7 million revolving line of credit agreement with a related party, which matured and was fully repaid in May 2020. The line of credit was payable on demand, bore interest at the Prime rate plus 0.50%, with a floor rate of 3.75%, and was personally guaranteed by a member of the Company. The outstanding balance under the operating line of credit totaled $3,734,308 at December 31, 2019.

24

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

I.   NOTE PAYABLE

In April 2020, the Company was approved by the U.S. Small Business Administration (SBA) under the CARES Act for a Paycheck Protection Program (PPP) loan and received proceeds totaling

$3,698,388. Interest is at 1.00% per annum and matures in April 2022. The note has a deferral period of 15 months beginning on the date of the note, during which interest accrues but no payments are due. The outstanding balance under the note payable totaled $3,698,388 at December 31, 2020. The Company intends to use the entire PPP loan amount for qualifying expenses and to apply for forgiveness of the loan in accordance with the terms of the CARES Act.

Future minimum payments under the note payable are as follows at December 31, 2020:

Year Ending December 31,	Amounts
2021	$2,051,145
2022	1,647,243
$3,698,388

J.   RELATED PARTY TRANSACTIONS

A related party financial institution is a member of the Company with common membership shares and preferred membership shares.

During the years ended December 2020, 2019 and 2018, the Company sold 225, 287 and 304 loans, respectively, servicing released with unpaid principal balances of $58,916,783, $158,200,197 and

$131,718,723, respectively, to the related party financial institution. Premiums received on the loans amounted to $1,096,796, $2,633,141 and $2,306,708, during the years ended December 31, 2020, 2019 and 2018, respectively, and are included in gain on sale of mortgage loans held for sale on the statements of operations. The Company also paid origination expenses to the related party financial institution totaling $3,100, $9,603 and $7,402 during the years ended December 31, 2020, 2019 and 2018, respectively, which is included in gain on sale of mortgage loans held for sale, direct costs on the statements of operations.

The Company has a warehouse line of credit agreement and an operating line of credit agreement with the same related party financial institution (Notes G and H, respectively). Pursuant to which, the Company paid $996,728, $1,332,480 and $1,069,282 in interest expense and other fees during the years ended December 31, 2020, 2019 and 2018, respectively, which are included in interest expense on the statements of operations.

The Company paid $16,371, $27,154 and $36,224 in marketing expenses to the related party financial institution during the years ended December 31, 2020, 2019 and 2018, respectively, which is included in general and administrative on the statements of operations.

25

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

J.   RELATED PARTY TRANSACTIONS (Continued)

The Company has receivables due from various employees totaling $174,400 and $393,339 at December 31, 2020 and 2019, respectively, which are included in due from related parties on the balance sheets.

K.   COMMON INTERESTS

At December 31, 2020 and 2019, the Company has 8,783,212 common shares issued and outstanding with certain members. Common shares with voting rights are held by a member that is an officer of the Company and a financial institution member. On the fifteenth day of January, April, June and September, the members with common shares receive distributions in aggregate amounts equal to no less than 40% of the Company’s available cash, as reasonably determined by the Board of Directors, for the fiscal year through the end of the immediately preceding full calendar month less any amounts previously distributed during such fiscal year, in proportion to their respective common shares. The Board of Directors is authorized to make additional distributions from time to time to the members in proportion to their respective common shares. Profits and losses of the Company shall be allocated first to the preferred members and second to the common members.

L.   PREFERRED INTERESTS

At December 31, 2020 and 2019, the Company has 3,304,656 preferred shares issued and outstanding. Members with preferred shares are entitled to receive, if and when declared, cash payments at the rate of $0.075 per share per annum, made in equal quarterly installments on the fifteenth day of January, April, July and October. Such preferred dividend payments are cumulative and totaled $247,039, $249,312 and $248,892 during the years ended December 31, 2020, 2019 and 2018, respectively, with $61,692 and $62,275 recorded in accounts payable and accrued expenses on the balance sheets at December 31, 2020 and 2019, respectively. Holders of preferred membership shares are not entitled to voting rights.

M.   PROFIT INTEREST UNITS

During the year ended December 31, 2020, members transferred 518,210 units to an officer of the Company as common profits interest membership shares (profit interest units). The transfer was based on loan production volume from the preceding year. The profit interest units entitle the officer to participate in future profits, losses, distributions and appreciation of the Company. The profit interest units do not require initial investment and do not have voting rights. During the year ended December 31, 2020, profit interest unit distributions totaled $308,615.

N.  EMPLOYEE BENEFIT PLAN

The Company has a 401(k) qualified retirement plan covering substantially all employees. Employees may contribute amounts subject to certain Internal Revenue Service and plan limitations. The Company may make discretionary matching and non‐elective contributions. The Company made no contributions to the plan for the years ended December 31, 2020, 2019 and 2018.

26

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

O.   COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit

The Company enters into IRLCs with customers who have applied for residential mortgage loans and meet certain credit and underwriting criteria. These commitments expose the Company to market risk if interest rates change and the underlying loan is not economically hedged or committed to an investor. The Company is also exposed to credit loss if the loan is originated and not sold to an investor and the mortgagor does not perform. The collateral upon extension of credit typically consists of a first deed of trust in the mortgagor’s residential property. Commitments to originate loans do not necessarily reflect future cash requirements as some commitments are expected to expire without being drawn upon. Total commitments to originate loans approximated $321,058,000 and $97,692,000 at December 31, 2020 and 2019, respectively.

Regulatory Contingencies

The Company is subject to periodic audits and examinations, both formal and informal in nature, from various federal and state agencies, including those made as part of regulatory oversight of mortgage origination, servicing and financing activities. Such audits and examinations could result in additional actions, penalties or fines by state or federal governmental bodies, regulators or the courts.

Operating Leases

The Company leases office space and equipment under various operating lease arrangements, which expire through May 2025. Total rent expense under all operating leases amounted to $2,477,219, $2,419,495 and $2,087,331 for the years ended December 31, 2020, 2019 and 2018, respectively, and are included in occupancy, equipment and communication on the statements of operations.

Future minimum rental payments under long‐term operating leases are as follows at December 31, 2020:

Year Ending December 31,	Amounts
2021	$1,634,130
2022	941,993
2023	583,258
2024	408,689
2025	90,844
$3,658,914

27

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

O.   COMMITMENTS AND CONTINGENCIES (Continued)

Legal

The Company operates in a highly regulated industry and may be involved in various legal and regulatory proceedings, lawsuits and other claims arising in the ordinary course of its business. The amount, if any, of ultimate liability with respect to such matters cannot be determined, but despite the inherent uncertainties of litigation, management currently believes that the ultimate disposition of any such proceedings and exposure will not have, individually or taken together, a material adverse effect on the financial condition, results of operations, or cash flows of the Company. However, actual outcomes may differ from those expected and could have a material effect on the Company’s financial position, results of its operations or cash flows in a future period. The Company accrues for losses when they are probable to occur, and such losses are reasonably estimable. Legal costs are expensed as incurred and are included in general and administrative on the statements of operations.

Regulatory Net Worth Requirements

In accordance with the regulatory requirements of HUD, governing non‐supervised, direct endorsement mortgagees, the Company is required to maintain a minimum net worth (as defined by HUD) of $2,500,000. At December 31, 2020, the Company exceeded the regulatory net worth requirement.

In accordance with the regulatory requirements of GNMA, governing issuers of GNMA securities, the Company is required to maintain a minimum net worth (as defined by GNMA) of $4,808,820. At December 31, 2020, the Company exceeded the regulatory net worth requirement.

Self‐Insurance Plan

The Company has engaged an insurance company to provided administrative services for the Company’s self‐funded insurance plan. The Company pays the qualifying medical claims expense for all participating individuals. The Company has a stop loss policy with the insurance company whereby they are reimbursed for all qualifying medical expenses incurred by individual employees above $1,665,736 in the aggregate. In addition, the Company is reimbursed for all aggregate medical expenses incurred by all participating individuals above $100,000 per the stop loss agreement. The Company has accrued for expenses related to incurred but not reported claims totaling $187,000 and $197,000 for the years ended December 31, 2020 and 2019.

P.   FAIR VALUE MEASUREMENTS

FASB ASC 820, Fair Value Measurements and Disclosures (ASC 820), defines fair value as the price that would be received upon sale of an asset or paid upon transfer of a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not assumptions specific to the entity.

28

SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

P.   FAIR VALUE MEASUREMENTS (Continued)

ASC 820 specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon the market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs – Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs – Inputs other than the quoted market prices in active markets that are observable either directly or indirectly.

Level 3 Inputs – Inputs based on prices or valuation techniques that are both unobservable and significant to the overall fair value measurements.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurements. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

While the Company believes its valuation methods are appropriate and consistent with those used by other market participants, the use of different methods or assumptions to estimate the fair value of certain financial statement items could result in a different estimate of fair value at the reporting date. The significant unobservable inputs used in the fair value measurement may result in significantly different fair value measurements if any of those inputs were to change in isolation. Generally, a change in the assumptions used in the fair value measurement would be accompanied by a directionally opposite change in other assumptions. Those estimated values may differ significantly from the values that would have been used had a readily available market for such items existed, or had such items been liquidated, and those differences could be material to the financial statements.

The following is a description of the valuation methodologies used for assets and liabilities measured at fair value. There have been no changes in the methodologies used at December 31, 2020 and 2019.

Mortgage loans held for sale (MLHFS) – The fair value of mortgage loans held for sale based on Level 2 inputs is determined, when possible, using either quoted secondary‐market prices or investor commitments. If no such quoted price exists, the fair value of a loan is determined using quoted prices for a similar asset or assets, adjusted for the specific attributes of that loan, which would be used by other market participants.

Mortgage loans held for investment – The fair value of mortgage loans held for investment is determined based on observable market information, including pricing from actual market transactions or broker quotations.

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SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

P.   FAIR VALUE MEASUREMENTS (Continued)

Derivative instruments – The fair value of IRLCs is based on valuation models incorporating market pricing for instruments with similar characteristics, commonly referred to as best execution pricing, or investor commitment prices for best effort IRLCs. The valuation models used to value the IRLCs have unobservable inputs, such as an estimate of the fair value of the servicing rights expected to be recorded upon sale of the loans, estimated costs to originate the loans, and pullthrough, and are therefore classified as Level 3 within the fair value hierarchy.

The fair value of forward sale commitments is based on observable market pricing for similar instruments and are therefore classified as Level 2 within the fair value hierarchy.

Mortgage servicing rights – The fair value of MSRs is difficult to determine because MSRs are not actively traded in observable stand‐alone markets. The Company uses a discounted cash flow approach to estimate the fair value of MSRs. This approach consists of projecting net servicing cash flows discounted at a rate that management believes market participants would use in their determinations of fair value. The key unobservable inputs used in the estimation of the fair value of MSRs include prepayment speeds, discount rates, default rates, cost to service, contractual servicing fees, escrow earnings and ancillary income.

Real estate owned – Real estate owned is initially recorded at the estimated fair value at the date of foreclosure on the delinquent mortgage loans, which becomes the new cost basis in the real estate owned. The fair value of real estate owned is determined, when possible, using observable market data, including recent real estate appraisals and broker price opinions. Subsequent declines in fair value are credited to a valuation allowance.

Assets and Liabilities Measured at Fair Value

The following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2020:

Description	Level 1	Level 2	Level 3	Total
MLHFS	$—	$143,434,684	$—	$143,434,684
Derivative instruments	—	(2,496,602)	10,199,245	7,702,643
Total	$—	$140,938,082	$10,199,245	$151,137,327

The following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2019:

Description	Level 1	Level 2	Level 3	Total
MLHFS	$—	$100,223,953	$—	$100,223,953
Derivative instruments	—	(74,922)	1,932,676	1,857,754
Total	$—	$100,149,031	$1,932,676	$102,081,707

The Company does not have any impaired assets or liabilities that are recorded at fair value on a non‐recurring basis as of December 31, 2020 and 2019.

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SOUTHERN TRUST MORTGAGE, LLC
NOTES TO FINANCIAL STATEMENTS

P.    FAIR VALUE MEASUREMENTS (Continued)

Assets and Liabilities Measured at Fair Value (Continued)

The following are the changes in fair value of Level 1 and Level 2 assets and liabilities measured at fair value on a recurring basis for the years ended December 31:

Financial Instrument	2020	2019	2018
Mortgage loans held for sale	$3,105,350	$1,087,360	$262,785
Derivative liabilities	(2,421,680)	478,516	(477,657)
Total	$683,670	$1,565,876	$(214,872)

Level 3 Purchases, Issuances and Transfers

The following is a summary of the Company’s purchases, issuances, and transfers of assets, as applicable, which are measured at fair value on a recurring and non‐recurring basis using Level 3 inputs during the year ended December 31, 2020:

	MSRs	IRLCs
Issuances (c)	$1,856,167	$68,946,475
Transfers out of Level 3 (d)	$—	$112,297,249

(c)    Issuances of Level 3 MSRs represent current year additions from mortgage loans sold servicing retained. Issuances of Level 3 IRLCs represent the lock‐date fair value of IRLCs issued to borrowers during the year, net of the estimated pullthrough rate and costs to originate.

(d)    IRLCs transferred out of Level 3 represent IRLCs that were funded and transferred to mortgage loans held for sale, at fair value.

Fair Value of Other Financial Instruments

Due to their short‐term nature, the carrying value of cash and cash equivalents, restricted cash, escrow cash, short‐term receivables, short‐term payables, note payable, and warehouse and operating lines of credit approximate their fair value at December 31, 2020.

Q.    SUBSEQUENT EVENTS

Management has evaluated subsequent events through March 12, 2021, the date on which the financial statements were available to be issued.

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